JOINT INSURED BOND AGREEMENT

THIS AGREEMENT, made as of the 15th day of December, 2004 and amended and restated as of March 10, 2005, is hereby amended and restated as of September 21, 2005 by and among ProFunds ("ProFunds"), Access One
Trust ("Access One") and ProShares Trust, each on behalf of its constituent series (collectively, the "Joint Insureds").

WITNESSETH:

WHEREAS, ProFunds, Access One and ProShares Trust are registered management investment companies; and

WHEREAS, the Boards of Trustees of ProFunds, Access
One and ProShares Trust (collectively, the "Boards"), including a majority of each of the Boards who are not "interested persons" of such investment company as defined in Section 2(a)(19) of the Investment
Company Act of 1940, as amended (the "1940 Act"), has authorized and approved, pursuant to Rule 17g-1 of the 1940 Act, a joint insured bond (the "Bond");
and

WHEREAS, the Joint Insureds, pursuant to Rule
17g-1(f), are required to establish the criteria by which recoveries under the Bond shall be allocated among the parties.

NOW, THEREFORE, the parties hereto agree as follows:


1. In the event recovery is received under the Bond as a result of a loss sustained by more than one of the Joint Insureds, each Joint Insured sustaining the loss shall receive an equitable and proportionate share of the recovery, such share being at least equal to the amount which it would have received had it provided and maintained a single insured bond with the minimum coverage required by Rule 17g-1(d)(1).

2. This Agreement is effective as of the date first written above. Within 60 days prior to the anniversary date of any joint insured bond issued in connection with this Agreement, any party hereto may, upon written notice to the other parties, terminate its participation hereunder. This
Agreement shall terminate upon the mutual written consent of each party hereto or the mutual consent of the last remaining two parties to this Agreement.


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IN WITNESS WHEREOF, the parties hereto have caused
this Agreement to be signed on their behalf as of the day and year first written above.



PROFUNDS      ACCESS ONE TRUST

By: /s/ Louis M. Mayberg  By: /s/ Louis M. Mayberg
Name:  Louis M. Mayberg   Name: Louis M. Mayberg
Title: President         Title: President

PROSHARES TRUST

By:   /s/ Louis M. Mayberg
Name:   Louis M. Mayberg
Title:   President